As filed with the Securities and Exchange Commission on August 13, 1996.
                                                            Registration No. 33-
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                                   FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 BEARINGS, INC.
             (Exact name of Registrant as specified in its charter)

         OHIO                                                   34-0117420
(State or other jurisdiction of                               (I.R.S. employer
incorporation or organization)                               identification no.)

                                3600 EUCLID AVE.
                              CLEVELAND, OHIO 44115
                                 (216) 881-8900
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                ROBERT C. STINSON
  VICE PRESIDENT-ADMINISTRATION, HUMAN RESOURCES, GENERAL COUNSEL AND SECRETARY
                               3600 EUCLID AVENUE
                              CLEVELAND, OHIO 44115
                                 (216) 881-8900
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                                          Proposed Maximum
 Title of Shares to be Registered      Amount to be            Proposed Maximum          Aggregate Offering          Amount of
                                        Registered         Aggregate Price Per Unit          Price (1)            Registration Fee
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock, Without Par                 255,141                  $29.3125                 $7,478,820.56             $2,578.90
Value
====================================================================================================================================

(1)    Calculated in accordance with Rule 457(c) on the basis of the average of the high and low prices reported for the Common
       Stock on the New York Stock Exchange, Inc. on August 9, 1996.
====================================================================================================================================

       The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to such Section 8(a), may determine.

Sequential page 1 of 15; Exhibit Index is on sequential page 11.

                                 BEARINGS, INC.

                         255,141 SHARES OF COMMON STOCK

              This Prospectus relates to 255,141 shares (the "Shares") of Common Stock, without par value ("Company's Common Stock") owned by Warren E. Hoffner II and Warren E. Hoffner III (the "Hoffners"). See "The Selling Shareholders." The purpose of this Prospectus is to permit the Hoffners or their successors and assignees (collectively, the "Selling Shareholders") to offer, if they desire, for sale from time to time any of the Shares. Such sales, if any, may be in open market ordinary brokerage transactions on the New York Stock Exchange, Inc. (the "NYSE") or in privately negotiated transactions at market prices prevailing at the time of sale or, in the case of private transactions, at negotiated prices. Whether or not any such sales will be made and the timing and amount of any sale is within the sole discretion of the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares. See "Plan of Distribution."

              The Shares were acquired by the Hoffners pursuant to a certain Plan and Agreement of Merger, dated as of February 9, 1996 (the "Merger Agreement"), providing for the merger of the Company's wholly-owned subsidiary, ESI Acquisition Corporation ("ESI Acquisition"), and Engineered Sales Associates, Inc. ("ESI"), a Missouri corporation whose sole shareholders were the Hoffners. The Shares are being registered pursuant to the terms of a certain Registration Rights Agreement dated February 9, 1996 (the "Registration Rights Agreement") entered into by the parties in connection with the Merger Agreement.

              The Shares will be listed on the NYSE. On August 9, 1996, the average high and low sale price of the Company's Common Stock on the NYSE was $29.3125.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is August 13, 1996

                                TABLE OF CONTENTS
                                -----------------


                                                                          PAGE
                                                                          ----
Available Information........................................................3

Incorporation of Certain Information by Reference............................4

The Company..................................................................4

The Selling Shareholders.....................................................5

Use of Proceeds..............................................................5

Plan of Distribution.........................................................5

Legal Matters ...............................................................6

Experts......................................................................6

              No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                              AVAILABLE INFORMATION
                              ---------------------

              The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at the prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

              The Company's Common Stock is traded on the NYSE. Reports, proxy and information statements, and other information concerning the Company can be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

              This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus are summaries that are not necessarily complete and, in each instance, reference is made to the copy of such document as filed. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules thereto, and documents or information incorporated by reference may be inspected without charge at the offices of the Commission, and copies of such materials may be obtained therefrom at prescribed rates.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
                -------------------------------------------------

              The Company incorporates by reference into this registration statement the following documents:

                  (a) The Company's Annual Report on Form 10-K for the year ended June 30, 1995.

                  (b)(1) The Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995.

                  (b)(2) The Company's Quarterly Report on Form 10-Q for the period ended December 31, 1995.

                  (b)(3) The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1996.

                  (c) The description of the Company's Common Stock, without par value, contained in the Company's Registration Statement on Form 8-B dated October 18, 1988.

              All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(b) of the Exchange Act after the date of this Registration Statement and prior to the termination of the offering of the shares shall be deemed to be incorporated by reference and to be part of this Prospectus from the date of such documents.

              Any statement contained in a document incorporated by reference in this Prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that also is incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

              The Company will provide without charge to each person receiving a copy of this Prospectus, upon that person's written or oral request, a copy (without exhibits, unless those exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates) of any documents incorporated by reference in this Prospectus. Requests for copies should be directed to Robert C. Stinson, Vice President-Administration, Human Resources, General Counsel and Secretary, Bearings, Inc., 3600 Euclid Ave., Cleveland, Ohio 44115, telephone (216) 881-8900.

                                   THE COMPANY
                                   -----------

              Bearings, Inc., an Ohio corporation, and its five wholly-owned operating subsidiaries, Bruening Bearings, Inc., a Kentucky corporation, Dixie Bearings, Incorporated, a Tennessee corporation, ESI Acquisition Corporation, an Ohio corporation, King Bearing, Inc., a California corporation, and Mainline Industrial Distributors, Inc., a Wisconsin corporation, are in the business of selling and distributing bearings, electrical, mechanical and fluid power transmission components, industrial rubber products and industrial specialty items manufactured by others. Bearings, Inc. and its wholly-owned operating subsidiaries are hereafter referred to as the "Company," unless the context indicates otherwise.

              As of June 30, 1996, the Company employed approximately 4150 people. The Company's executive offices are located at 3600 Euclid Avenue, Cleveland, Ohio. The Company and predecessor companies have been engaged in this business since 1923. Bearings, Inc. was originally incorporated under the laws of the State of Delaware in 1928 and reincorporated from Delaware to Ohio in 1988.

                            THE SELLING SHAREHOLDERS
                            ------------------------

              The Shares were acquired by the Hoffners pursuant to the terms of the Merger Agreement, providing for the merger of ESI Acquisition and ESI. The Hoffners were the sole shareholders of ESI, and acquired the Shares in consideration of the merger of ESI Acquisition and ESI. In connection with the acquisition of the Shares, the parties entered into the Registration Rights Agreement, by which the Company agreed to register the Shares upon demand by the Hoffners. The Hoffners made such demand on May 2, 1996.

              As of June 30, 1996, the Shares represented approximately 2.0% of the outstanding Company Common Stock. Prior to the issuance of the Shares in connection with the closing of the transaction contemplated by the Merger Agreement, the Hoffners did not hold any shares of Common Stock of the Company. All Shares offered by the Selling Shareholders will be offered as principals for the Selling Shareholders' own accounts. After completion of the offering, the amount of Company Common Stock still held by the Selling Shareholders shall represent approximately 2.0% of the outstanding Company Common Stock.

                                 USE OF PROCEEDS
                                 ---------------

              The Selling Shareholders will offer the Shares as principal for their own accounts. The Company will receive none of the proceeds of any such sale.

                              PLAN OF DISTRIBUTION
                              --------------------

              The purpose of this Prospectus is to permit the Selling Shareholders to offer for sale or to sell their Shares at such time and at such prices as they, in their sole discretion, choose. The Company will not receive any proceeds from these offerings or sales.

              The distribution of shares by the Selling Shareholders, if any, may be effected from time to time in one or more transactions (which may include block transactions) on the open market in ordinary brokerage transactions on the NYSE, on which the Common Stock is listed, in privately negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commission from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent. The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any commission received by them and any profit on the resale of shares sold by them may be deemed to be underwriting discounts and commissions.

              One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act of 1933 to describe any material arrangement for the resale of the Shares, if and when such arrangements are entered into by the Selling Shareholders and any broker-dealers that participate in the distribution of the Shares.

              To the extent necessary to comply with certain state securities laws, if applicable, the Selling Shareholders has advised the Company that the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be offered for sale or sold unless the Shares have been registered or qualified for sale in such states or an exemption from registration or qualification is available and complied with.

                                  LEGAL MATTERS
                                  -------------

              The validity of the Shares will be passed upon by Squire, Sanders & Dempsey, 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1304.

                                     EXPERTS
                                     -------

              The consolidated financial statements and related consolidated financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

              The Company will bear the entire cost of the estimated expenses, as set forth in the following table, in connection with the distribution of the securities covered by this Registration Statement.

Securities and Exchange Commission fee..............................$2,578.90
Legal fees and expenses.............................................$ 1200.00
Miscellaneous.......................................................$  500.00
                                                                    ---------
              Total.................................................$4,278.90

              Any additional expenses in connection with the distribution of the Shares being registered, including commissions, shall be borne by the Selling Shareholders.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

              Pursuant to Section 1701.13(E) of the Ohio Revised Code, the Company will indemnify any director or officer and any former director or officer of the Company, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her by reason of the fact that he or she is or was such a director or officer, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by applicable law.

              Section 29 of the Code of Regulations of the Company provides that the Company shall indemnify any person who is or was a director or officer of the Company or who is serving at the request of the Company as a director, officer or trustee of another enterprise (and his heirs, executors and administrators) against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him or her by reason of the fact that he or she was such director, officer or trustee in connection with any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent and according to the procedures and requirements of the Ohio Revised Code as the same may be in effect from time to time.

              The Company has purchased insurance policies indemnifying its officers and directors and the officers and directors of its subsidiaries against claims and liabilities (with stated exceptions) to which they may become subject by reason of their positions with the Company as officers and directors.

              The Company has also entered into agreements with its directors and certain of its officers which indemnify them against claims and liabilities to which they may become subject by reason of their position with the Company.

ITEM 16. EXHIBITS

              (4)(a) Amended and Restated Articles of Incorporation of Bearings,
                     Inc. filed with the Ohio Secretary of State on October 18, 1988 (reference is made to Exhibit (4)(a) to the Bearings, Inc. Form 8-K dated October 21, 1988, SEC File No. 1-2299, which exhibit is incorporated herein by reference).

             (4)(b) Code of Regulations of Bearings, Inc. adopted September 6, 1988 (reference is made to Exhibit (4)(b) to the Bearings, Inc. Form 8-K dated October 21, 1988, SEC File No. 1-2299, which exhibit is incorporated herein by reference).

             (4)(c) Certificate of Amendment of Amended and Restated Articles of Incorporation of Bearings, Inc. filed with the Ohio Secretary of State on October 27, 1988 (reference is made to Exhibit (4)(c) to the Bearings, Inc. Form 10-Q for the Quarter ended September 30, 1988, SEC File No. 1-2299, which exhibit is incorporated herein by reference).

             (4)(d) Certificate of Merger of Bearings, Inc. (Ohio) and Bearing, Inc. (Delaware) filed with the Ohio Secretary of State on October 18, 1988 (reference is made to Exhibit (4) to the Bearings, Inc. Annual Report on Form 10-K for the fiscal year ended June 30, 1989, SEC File No. 1-2299, which exhibit is incorporated herein by reference).

             (4)(e) Certificate of Amendment of Amended and Restated Articles of Incorporation of Bearings, Inc. filed with the Ohio Secretary of State on October 17, 1990 (reference is made to Exhibit (4)(e) to the Bearings, Inc. Form 10-Q for the quarter ended September 30, 1990, SEC File No. 1-2299, which exhibit is incorporated herein by reference).

             (4)(f) $80,000,000 Maximum Aggregate Principal Amount Note Purchase and Private Shelf Facility dated October 31, 1992 between Bearings, Inc. and The Prudential Insurance Company of America (reference is made to Exhibit (4)(f) to the Bearings, Inc. Form 10-Q for the quarter ended September 30, 1992, SEC File No. 1-2299, which exhibit is incorporated herein by reference).

             (4)(g) Amendment to $80,000,000 Maximum Aggregate Principal Amount Note Purchase and Private Shelf Facility dated October 31. 1992 between Bearings, Inc. and The Prudential Insurance Company of America (reference is made to Exhibit (10) to the Bearings, Inc. Form 10-Q for the quarter ended March 31, 1996, SEC File No. 1-2299, which exhibit is incorporated herein by reference).

             (5) Opinion of Squire, Sanders & Dempsey as to the legality of the securities registered.

             (23)(a) Consent of Deloitte & Touche LLP.

             (23)(b) Consent of Squire, Sanders & Dempsey (contained in
                     Exhibit 5).

ITEM 17. UNDERTAKINGS

              (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 6th day of August, 1996.

                                       BEARINGS, INC.


                                       By: /s/ John C. Dannemiller
                                           -------------------------------------
                                           John C. Dannemiller
                                           Chairman of the Board and Chief
                                           Executive Officer


                                       By: /s/ John R. Whitten
                                           -------------------------------------
                                           John R. Whitten
                                           Vice President-Finance and Treasurer

              Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                               TITLE                              DATE

/s/ John C. Dannemiller
- --------------------------------------------          Chairman of the Board,             August 6, 1996
John C. Dannemiller                                   Chief Executive Officer
                                                      Officer and Director

/s/ John C. Robinson
- --------------------------------------------          President, Chief Operating         August 6, 1996
John C. Robinson                                      Operating Officer and
                                                      Director

/s/ John R. Whitten
- --------------------------------------------          Vice President-Finance and         August 6, 1996
John R. Whitten                                       Finance and Treasurer
                                                      (Principal Financial
                                                      Officer)

/s/ Mark O. Eisele
- --------------------------------------------          Controller (Principal              August 6, 1996
Mark O. Eisele                                        Accounting Officer)


/s/ William G. Bares
- --------------------------------------------          Director                           August 6, 1996
William G. Bares


/s/ William E. Butler
- --------------------------------------------          Director                           August 6, 1996
William E. Butler


/s/ Russel B. Every
- --------------------------------------------          Director                           August 6, 1996
Russel B. Every


/s/ Russel R. Gifford
- --------------------------------------------          Director                           August 6, 1996
Russel R. Gifford


/s/ L. Thomas Hiltz
- --------------------------------------------          Director                           August 6, 1996
L. Thomas Hiltz


/s/ John J. Kahl
- --------------------------------------------          Director                           August 6, 1996
John J. Kahl


/s/ Jerry Sue Thornton
- --------------------------------------------          Director                           August 6, 1996
Jerry Sue Thornton



- --------------------------------------------          Director                           ________, 1996
Roger D. Blackwell

Dated August 6, 1996

                                                   EXHIBIT INDEX

                                                                                                      Page in
                                                                                                   Registration
                                                                                                     Statement
                                                                                                     ---------
(4)(a)        Amended and Restated Articles of Incorporation                                             *
              of Bearings, Inc. filed with the Ohio Secretary
              of State on October 18, 1988.

(4)(b)        Code of Regulation of Bearings, Inc. adopted                                               *
              September 6, 1988.

(4)(c)        Certificate of Amendment of Amended and                                                    *
              Restated Articles of Incorporation of Bearings,
              Inc. filed with the Ohio Secretary of State
              on October 27, 1988.

(4)(d)        Certificate of Merger of Bearings, Inc. (Ohio)                                             *
              and Bearings, Inc. (Delaware) filed with the
              Ohio Secretary of State on October 18, 1988.

(4)(e)        Certificate of Amendment of Amended and                                                    *
              Restated Articles of Incorporation of Bearings,
              Inc. filed with the Ohio Secretary of State on
              October 17, 1990.

(4)(f)        $80,000,000 Maximum Aggregate Principal Amount                                             *
              Note Purchase and Private Shelf Facility dated
              October 31, 1992 between Bearings, Inc. and The
              Prudential Insurance Company of America.

(4)(g)        Amendment to $80,000,000 Maximum Aggregate Principal                                       *
              Amount Note Purchase and Private Shelf Facility
              dated October 31, 1992 between Bearings, Inc.
              and The Prudential Insurance Company of America

(5)           Opinion of Squire, Sanders & Dempsey as to the                                            12
              legality of the securities registered.

(23)(a)       Consent of Deloitte & Touche LLP.                                                         14

(23)(b)       Consent of Squire, Sanders & Dempsey (contained                                           N/A
              in Exhibit 5).

- ---------------------------------------
* Incorporated herein by reference; see Item 8